Exhibit 10.1
ASSET SALE AND PURCHASE AGREEMENT

THIS ASSET SALE AND PURCHASE AGREEMENT (“Agreement”) is made and entered into to be effective the Seventh (7th) day of November, 2009 (“Effective Date”) and to be fully completed as of the Thirty-First (31st) day of December, 2009 (“Completion Date”) by and between Bluegate Corporation, a Nevada corporation (“Bluegate” or the “Seller”), and Sperco, LLC, a Texas corporation (“Purchaser”).

WHEREAS, for the purchase price provided for herein and subject to the terms, provisions, and conditions set forth herein, Purchaser desires to acquire from Seller full right, title, and interest in and to all of the personal property of every kind or nature used in the Medical Grade Network (“MGN”) operations of Seller (the “Assets”), including, without limitation, the personal property that is more fully described in Article One below but not including the “Excluded Assets” as defined hereinafter, free and clear of any security interest, lien, mortgage, encumbrance, claim, or limitation or restriction on the transfer thereof (collectively, “Encumbrances”); and

WHEREAS, for the purchase price provided for herein and subject to the terms, provisions, and conditions set forth herein, Seller desires to sell the Assets to Purchaser;

NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations, and warranties set forth hereinafter, and other good and valuable consideration (the receipt, adequacy, and sufficiency of which each of Seller and Purchaser hereby acknowledges) and subject to the terms, provisions, and conditions hereof, each of Seller and Purchaser hereby agree as follows:

ARTICLE ONE
1	Sale and Purchase of Assets.
1.1
In consideration of Purchase Price pursuant to Section 1.3 below, Seller does hereby assign, transfer, and convey to Purchaser (without any further act or deed except as otherwise indicated herein), full right, title, and interest in and to all of the Assets, and Purchaser does hereby acquire and receive full right, title, and interest in and to the Assets, wherever located and regardless of whether or not reflected on Seller's books and records, free and clear of any Encumbrances.  Without any limitation on anything stated above, the Assets consist of all of the following:

1.1.1
        The machinery, equipment, computer equipment and systems, telephony systems, appliances, fixtures, furniture, furnishings, and other tangible personal property owned by Seller, including, without limitation, those items listed on Schedule 1.1.1 hereto;

1.1.2
All inventories of raw materials, work-in-process, finished products, supplies, tools, spare parts, and shipping containers and materials, held for use in Seller's business, including, without limitation, those items listed on Schedule 1.1.2 hereto;

1.1.3
All rights of Seller in, to and under any and all contracts, agreements, commitments, leases, licenses, and franchises (including, without limitation, those pertaining to suppliers, customers, employees, equipment, and motor vehicles), to which the MGN operations of Seller are a party or the Assets are subject, including, without limitation, those items listed on Schedule l.l.3 hereto;

1.1.4
All cash, cash equivalents, deposits in transit and interests in bank accounts of Seller, all accounts receivable owed to Seller (the “Accounts Receivable”), and all bills, notes, and securities of Seller, as of the Effective Date as provided for hereby and listed on Schedule 1.1.4 hereto;

1.1.5	Seller's computer programs and software, including, without limitation, those items listed on Schedule 1.1.5 hereto;
1.1.6
All telephone and facsimile numbers (local and toll free), all internet domain sites, all E-Mail, internet and website addresses, and all mailboxes and lockboxes used by Seller, including, without limitation, those items listed on Schedule l.1.6 hereto;

1.1.7
To the extent that they may be lawfully transferred, Seller's licenses, permits, certificates of authority, variances, authorizations, approvals, registrations, franchises, and similar consents granted or issued by any governmental authority (including applications for any of the preceding) denoted as transferable on Schedule 1.1.7 hereto;

1.1.8
All records of Seller's MGN operations in whatever form (copies of which Seller may retain at its cost), including accounting records, property records, personnel records, and credit records, and all of Seller's MGN Operations customer lists, supplier lists, catalogs, and brochures; and

1.1.9
All of Seller's Intellectual Property (as defined in Section 2.8), and any and all other intangible property or rights whatsoever owned by Seller and the goodwill of Seller's business symbolized by such Intellectual Property (in connection with the transfer of the preceding, Seller executed all additional transfer documents requested by Purchaser) including, without limitation, those items listed on Schedule l.l.9 hereto.

1.2	Excluded Assets. Seller is not selling to Purchaser, and Purchaser is not acquiring, any of the items listed on Schedule 1.2 hereto, which items shall not constitute “Assets” for any purpose hereof.
1.3	Purchase Price, and Payment. Adjustment and Allocation Thereof.
1.3.1
The aggregate purchase price for the Assets (the “Purchase Price”) shall be composed of: (i) a cash payment of One Hundred Thousand Dollars ($100,000), and (ii) a One Hundred Thousand Dollar ($100,000) reduction of the secured portion of the SAI Corporation Promissory Note to Bluegate.

1.3.2
The parties agree that the cash portion of the Purchase Price will be adjusted to reflect a true-up of the accounts as of the Effective Date with a final reconciliation of the Operating Accounts associated with the transaction being completed by December 31, 2009.  More specifically, the accounts for both Purchaser and Seller will be adjusted to reflect both pre-payments and work not yet billed to arrive at a net change (positive or negative) to the actual amount of cash paid by Purchaser.

1.3.3	Seller and Purchaser agree that they shall prepare and file their respective federal and any state or local income tax returns, and any sales tax returns or other filings.
1.4
Assumed Liabilities. Purchaser hereby agrees to assume and be obligated to pay, perform or discharge only those liabilities that are expressly set forth on Schedule 1.4 hereto, if any (referred to hereinafter as the “Assumed Liabilities”).  Purchaser assumes no obligations, liabilities and debts other than the Assumed Liabilities.  Seller agrees to pay or perform timely any and all obligations, liabilities, and debts of Seller other than for the Assumed Liabilities.

1.5
Consents.  Seller shall use its best efforts to obtain any third party consents necessary to sell the Assets to Purchaser.  To the extent that any of the Assets are not assignable without the consent of another party and such consent has not been obtained on or prior to the date hereof, such Assets shall not be assigned or attempted to be assigned if such assignment or attempted assignment would constitute a breach thereof.  While Seller is trying to procure all necessary consents, Seller and Purchaser shall cooperate in any reasonable arrangements designed to provide to Purchaser the benefits of any such Assets, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of a cancellation or breach by such other party or otherwise.  If any consent necessary to sell the Assets to Purchaser is obtained after the date of this Agreement, then the related Asset not previously assigned pursuant to this Section 1.5 shall be immediately assigned upon procurement of such consent without any further act or deed.

1.6	Seller's Deliveries. Prior to or on the Completion Date hereof, Seller delivered:
a.
Such deeds, bills of sale, covenants of warranty, assignments, endorsements, consents, and other good and sufficient instruments and documents of conveyance and transfer in a form satisfactory to Seller and Purchaser, and necessary documents of title, as shall be necessary and effective to convey, transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets;

b.	Evidence satisfactory to Purchaser that any and all security interests and liens on the Assets (other than those being assumed) have been released;
c.	Copies of all required third party consents to the sale of the Assets, that are required and have been obtained;
d.
All of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments, computer programs and software, manuals and guidebooks, price books and price lists, customer lists, supplier lists, sales records, files, correspondence, and other documents, books, records, papers, files and data belonging to Seller which are part of the Assets; and

e.	Actual possession and operating control of the Assets.

1.7	Purchaser's Deliveries. Prior to or by November 11, 2009, Purchaser delivered:
a.	The cash amount of the Purchase Price (adjustments to be completed by the Completion Date), and
b.	Written notice that the secured portion of the SAI Corporation Promissory Note has been reduced by One Hundred Thousand Dollars ($100,000).

ARTICLE TWO
2	Representations, Warranties, and Agreements of Seller.
Seller hereby represents, warrants, and agrees to and with Purchaser that:
2.1
Organization and Standing of Seller.   Seller’s a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada.  Seller has full requisite corporate power and authority to carry on its business as it is now being conducted.

2.2
Capacity to Enter into Agreement.  Seller has full right, power, and authority to execute and deliver this Agreement and all other agreements, documents, and instruments to be executed in connection herewith and perform its obligations hereunder and thereunder.  The execution and delivery by Seller that is an entity of this Agreement and all other agreements, documents, and instruments to be executed by Seller in connection herewith have been authorized by all necessary entity action by Seller.  When this Agreement and all other agreements, documents, and instruments to be executed by Seller in connection herewith are executed by Seller and delivered to Purchaser, this Agreement and such other agreements, documents, and instruments will constitute the valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by or subject to:  (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3
Conflicts.  The execution, delivery, and consummation of the transactions contemplated by this Agreement will not:  (a) violate, conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which Seller is a party or by which Seller is bound or by which any of the assets of Seller is bound or affected, (b) violate any judgment against, or binding upon, Seller or upon the assets of Seller, (c) result in the creation of any lien, charge, or encumbrance upon any assets of Seller pursuant to the terms of any such contract, or (d) violate any provision in the charter documents, bylaws, or any other agreement affecting the governance and control of Seller.

2.4
Consents.  No consent, approval, or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Seller is a party or is bound is required to be obtained by Seller in connection with the execution, delivery, and performance of this Agreement by Seller, such that the failure to obtain or make any such consent, approval, authorization, declaration, filing, or registration would materially adversely affect the consummation of the transactions contemplated by this Agreement.

2.5	Assets. Each of the schedules referenced in Section 1.1 is true, correct and complete in all material respects as of the date hereof (or if different, as of the date set forth thereon).
a.
Seller has, and upon the sale of the Assets to Purchaser, Purchaser will receive, good and indefeasible title to all of the Assets, free and clear of all Encumbrances, except liens for current taxes not yet due and payable;

b.	All Assets constituting tangible personal property are in a good state of repair and operating condition, ordinary wear and tear excepted; and
c.	All of the Accounts Receivable reflected Schedule 1.1.4 hereto or created thereafter are valid, subsisting, and genuine, arose out of bona fide transactions and are current and collectible.
2.6	Contracts. Schedule 1.1.3 contains a true, correct and complete list of Seller's contracts, agreements, commitments, and leases, whether or not made in the ordinary course of business.
a.	All leases, contracts, agreements, arrangement, or commitments to which Seller is a party or the Assets are subject are in good standing, valid, and effective; and
b.
There is not, under any such lease, contract, agreement, arrangement, or commitment, any existing or prospective default or event of default by Seller or event which with notice or lapse of time, or both would constitute a default; and, to Seller's best knowledge, no other party to any such lease, contract, agreement, arrangement, or commitment, is in default or breach thereof nor has any event occurred which with notice or lapse of time would constitute a breach or default of any of such lease, contract, agreement, arrangement, or commitment.

2.7	Permits. Schedule 1.1.7 contains a true, correct and complete list of Seller's licenses, permits, and authorizations.
a.	Seller holds all licenses, permits, and authorizations required to carry on its business, and all such licenses, permits and authorizations are in good standing;
b.	Seller is in full compliance with and not in default or violation with respect to any term or provision of any of its licenses, permits, and authorizations;
c.	Seller has received no notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any license, permit, or authorization of Seller;
d.	To Seller’s best knowledge, no issuance of such notice is being considered, and no facts or circumstances exist which could form the basis for the issuance of such a notice; and
e.	No license, permit, or authorization of Seller is affected by the transactions provided for herein or contemplated hereby.
2.8
        Intellectual Property. Schedule 1.1.9 contains a listing and summary description of all of Seller's patents, trademarks, service marks, trade names, trade dress, logos, business names, copyrights, and registered designs, and registrations and applications thereof, trade secrets and confidential know-how, business information and other intellectual property, including, but not limited to, computer software, databases, source code, and documentation; product formulations; drawings; technical specifications; manufacturing data; and test and development data (the foregoing intellectual property is collectively referred to hereinafter. as the “Intellectual Property”).

a.	The MGN Operations possesses all intellectual property necessary to the conduct of its businesses;
b.
Purchaser shall receive a non-exclusive, royalty free, fully paid, perpetual, irrevocable license to use and copy the Intellectual Property of Seller (excluding access to the TTG related Intellectual Property);

   c.  Seller owns all right, title, and interest in and to all of the Intellectual Property;
d.	There have been no claims made against Seller for the assertion of the invalidity, abuse, misuse, or unenforceability of any Intellectual Property, and there are no grounds for the same;
e.	Seller has not has received a notice of conflict with the asserted rights of others; and
f.	The conduct of the MGN Operation's business has not infringed on any rights of others and, to Seller's best knowledge, no other person has infringed the Intellectual Property.
2.9	Employees. The term “Employees” shall represent all employees of Seller at the time of the Effective Date.
a.	Seller is not a party as an employer to any employment contract, agreement or understandings with the Employees; and
b.
For the Employees, Seller has satisfied (or has made adequate provision for) all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA, and other deductions and any like payments required by law through and with respect to periods through the Effective Date.

c.
For the Employees, Seller will satisfy (or will make adequate provision for) all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA, and other deductions and any like payments required by law through and with respect to periods through the Completion Date.

2.10	Litigation.
a.
Seller and the Assets are not subject to any pending, or to Seller's best knowledge, threatened litigation, proceeding or administrative investigation of any kind or nature (including, without limitation, any matter (including audits) involving the Internal Revenue Service, or other federal or state taxing authorities);

b.	Seller is not in default with respect to any judgment, order, writ, injunction, decree, or award applicable to it or the Assets of any court or other governmental instrumentality or arbitrator; and
c.
Seller has not been served with any now pending suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation in which an unfavorable decision, ruling, or finding would render unlawful or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement, and to the Seller's best knowledge, no such suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation has been instituted or is threatened.

2.11
Compliance with Law.  Seller is not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law, rule, regulation, permit, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, including without limitation, any laws, ordinances, rules, regulations, permits, or orders relating to the MGN business of Seller, or the business operations and practices, health and safety, and employment practices of Seller.  Seller has filed, when due, with all appropriate governmental agencies, all tax returns, estimates, reports, and statements to be filed by it for the MGN related operations (collectively, the “Returns”).  Each of the Returns is true, complete, proper, and accurate in all respects.

2.12
Taxes.  Seller has filed, when due, with all appropriate governmental agencies, all tax returns, estimates, reports, and statements to be filed by it for the MGN related operations (collectively, the “Returns”).  For the MGN related operations:

a.	Each of the Returns is true, complete, proper, and accurate in all respects;
b.
Seller has paid, when due and payable, all requisite income taxes, sales, use, property and transfer taxes, levies, duties, licenses and registration fees, and charges of any nature whatsoever and workers' compensation and unemployment taxes, including interest and penalties thereon;

c.
Seller has withheld all tax required to be withheld under applicable tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose;

d.
Seller has not given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to Federal, state, or other political subdivision income or other tax for any period;

e.	Seller has not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority; and
f.	There is no pending audit or inquiry of Seller, nor has Seller received any oral or written notice of any proposed audit or inquiry by any taxing authority or jurisdiction.
2.13
Finder's Fees.  Neither Seller nor anyone acting on its behalf has employed any financial advisor, broker, or finder or incurred any liability for any financial advisory, brokerage, or finder's fee, or commission in connection with this Agreement or the transactions contemplated hereby.

2.14
Untrue Statements.  This Agreement, the schedules, and exhibits hereto, and all other documents and information furnished by Seller or its representatives pursuant hereto or in connection herewith do not include any untrue statement of a material fact or omit to state any material fact that is necessary to make the statements made herein and therein not misleading.

ARTICLE THREE
3	Representations, Warranties, and Agreements of Purchaser
3.1
Organization and Standing of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas.  Purchaser has full requisite power and authority to carry on its business.

3.2
Capacity to Enter into Agreement.  Purchaser has full right, power and authority to execute and deliver this Agreement and all other agreements, documents, and instruments to be executed in connection herewith and perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and all other agreements, documents, and instruments to be executed by Purchaser in connection herewith have been authorized by all necessary action by Purchaser.  When this Agreement and all other agreements, documents, and instruments to be executed by Purchaser in connection herewith are executed by Purchaser and delivered to Seller, this Agreement and such other agreements, documents, and instruments will constitute the valid and binding agreements of Purchaser or enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by or subject to:  (a) any bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally; and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3
 Conflicts.  The execution, delivery, and consummation of the transactions contemplated by this Agreement will not violate any provision in any charter document of Purchaser, or any other agreement affecting the governance and control of Purchaser, such that any such violation, conflict, breach, termination, or creation would materially adversely affect the consummation of the transactions contemplated by this Agreement.

3.4
Consents.  No consent, approval, or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Purchaser is a party or is bound is required to be obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement by Purchaser, such that the failure to obtain or make any such consent, approval, authorization, declaration, filing, or registration would materially adversely affect the consummation of the transactions contemplated by this Agreement.

3.5
Litigation.  Purchaser has not been served with any now pending suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation in which an unfavorable decision, ruling, or finding would render unlawful or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement, and the best of Purchaser's knowledge, no such suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation has been instituted or is threatened.

3.6
Finder's Fees.  Neither Purchaser nor anyone acting on its behalf has employed any financial advisor, broker, or finder or incurred any liability for any financial advisory, brokerage or finder's fee, or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE FOUR
4	Certain Agreements
4.1
Further Assurances.  Following the Effective Date, each party shall execute and deliver such other documents, and take such other actions, as may be reasonably requested by the other party to vest in Purchaser full right title and interest in and to the Assets, to complete the transactions contemplated by this Agreement and to allow each party fully to enjoy and exercise the rights accorded to and acquired by it under this Agreement or any other agreement entered into pursuant hereto.

4.2
Accounts Receivable.  Upon the request and at the expense of Purchaser, Seller shall use reasonable and its best efforts to assist Purchaser in collecting the Accounts Receivable.  In the event that Seller shall receive any payment on the Accounts Receivable, Seller shall hold the amount received in trust for the benefit of Purchaser and shall immediately remit to Purchaser the amount received in its entirety.  Seller shall not settle, compromise, or release (in whole or in part) any Accounts Receivable, or take any action or omit to take any action that would adversely affect the Accounts Receivable, without the prior written consent of Purchaser.

4.3	Employees.
4.3.1
Seller shall pay to its employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation pay, sick pay, and other compensation or benefits to which they are entitled for periods prior to the date of Purchaser hiring any of Seller’s employees.  Seller shall be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by Seller pursuant to the provisions of such plans.  Purchaser shall assume neither any liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by Seller.

4.3.2
On the date Seller terminates the employment relationship with such of its employees as Purchaser has expressed an interest in hiring, and Seller paid to each such employee any and all amounts due to them prior to or as a result of such termination that were not expressly assumed by Purchaser.  Purchaser is hereby expressly permitted by Seller to enter into an employment relationship with each of these former employees. Purchaser may, in its sole discretion, offer employment to any or all of the former employees of Seller.  All such persons so employed by Purchaser are referred to hereinafter as a “Hired Employee.”

4.3.3
All claims and obligations under, pursuant to, or in connection with any welfare, medical, insurance, disability, or other employee benefit plans of Seller or arising under any legal requirement applicable to Seller affecting employees of Seller incurred on or before the date of Purchaser’s hiring the Hired Employee or resulting or arising from events or occurrences occurring or commencing on or prior to that date shall remain the responsibility of Seller, whether or not such employees are hired by Purchaser after the Effective Date.  Purchaser shall have and assume no obligation or liability under or in connection with any such plan and, shall assume no obligation with respect to any pre-existing condition of any employee of Seller who is hired as an employee of Purchaser.

4.3.4
      Commencing with the day after the Effective Date, Purchaser will contract with Seller for support from the Seller’s employees at the rate listed on Schedule 4.3.4.  At all times the relationship of Purchaser and Seller is that of independent contractor only and is not employer-employee.  It is expressly understood and agreed that Seller and Seller’s Staff shall perform services under the control of Purchaser as to the result of such services only, and not as to the means by which such result is accomplished.  Seller and Seller’s employees shall not be entitled to participate in programs, health plans or other benefits of Purchaser.  Purchaser shall have no obligation to pay or withhold any taxes or other amounts in respect of benefits with respect to Seller, Seller’s Staff or other employees.  Seller is not an agent of Purchaser and has no authority whatsoever to bind Purchaser by agreement of any kind.

4.4
Publicity.  The parties hereto shall jointly prepare any press release or other public announcement relating to this Agreement, except that the foregoing shall not prevent any party hereto or any affiliate thereof from issuing any press release required by applicable law.

ARTICLE FIVE
5	Survival and Indemnity
5.1
Survival of Representations and Warranties.  All of the representations and warranties made by the parties hereto in this Agreement or pursuant hereto, shall be continuing and shall survive the closing hereof and the consummation of the transactions contemplated hereby, notwithstanding any investigation at any time made by or on behalf of any party hereto, for a period of two (2) years after the date of this Agreement.

5.2
Indemnification by Seller.  Seller shall indemnify and hold harmless Purchaser and Purchaser's shareholders, directors, officers, employees, agents, affiliates, successors, and assigns from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses, and costs (including costs of litigation and attorneys' fees), arising from any breach of any agreement, representation or warranty made by any of them in this Agreement.

ARTICLE SIX
6	Miscellaneous
6.1
Notices.  Any notices, requests, demands, or other communications herein required or permitted to be given shall be in writing and may be personally served, sent by United States mail, sent by an overnight courier who keeps proper records regarding its deliveries, faxed, or emailed. Notice shall be deemed to have been given if personally served, when served, or if mailed, on the third business day after deposit in the United States mail with postage pre-paid by certified or registered mail and properly addressed, or if sent by overnight courier as aforesaid with charges being billed to the sender, when received by the party being notified, or if faxed, when the person giving the notice receives a confirmation statement with all relevant details indicating that the fax was properly received, or if E-Mailed, when the person giving the notice receives a confirmation statement with all relevant details indicating that the E-Mail was properly received. As used in this Agreement, the term “business day” means days other than Saturday, Sunday, and holidays recognized by Federal banks.  For purposes of this Agreement, the physical addresses, fax numbers, and e-mail addresses of the parties hereto shall be the physical addresses, fax numbers, and e-mail addresses as set forth on the signature pages of this Agreement.  Any party to be notified hereunder may change its physical address, fax number, and e-mail address by notifying each other party hereto in writing as to the new physical address, fax number, and e-mail address for sending notices.

6.2
Counterparts.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same instrument.

6.3
Amendments and Waivers.  This Agreement may be amended, modified, or superseded only by written instrument executed by all parties hereto.  Any waiver of the terms, provisions, agreements, covenants, representations, warranties, or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same.  No waiver by any party of any condition, or of the breach of any term, provision, agreements, covenant, representation, or warranty contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, provision, agreements, covenant, representation, or warranty.

6.4	Time of Essence. Time is of the essence in the performance of this Agreement.
6.5	Captions. The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article, Section, or paragraph hereof.
6.6
Entire Agreement.  This Agreement (including the schedules and exhibits hereto, the Financial Statements, and all supporting agreements referred to herein, all of which are by this reference fully incorporated into this agreement) sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof.

6.7
Assignment, and Successors and Assigns.  No party hereto may assign any of its rights, interests, or obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the preceding, Purchaser may assign all or part of this Agreement and its rights hereunder to a wholly-owned subsidiary or to a person who acquires substantially all of the assets of Purchaser and who assumes all of the obligations of Purchaser hereunder, provided in each such case that no such assignment shall release Purchaser from its duties and obligations hereunder.  All of the terms, provisions, agreements, covenants, representations, warranties, and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, permitted assigns, and successors.

6.8
Knowledge, Gender, and Certain References.  Whenever a representation or warranty made herein is made to the best of any entity's knowledge, such representation or warranty is based only on the actual knowledge or belief of the entity's management without any independent investigation on the part of such management or any other person although such management has no reason to believe that the representation or warranty made was not true as of the date which it speaks.  Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine or the neuter gender shall include the masculine, the feminine and the neuter gender.  The terms “hereof,” “herein,” or “hereunder” shall refer to this Agreement as a whole and not to any particular Article, Section, or paragraph hereof.

6.9
Applicable Law, Mandatory Venue, and Draftsmanship. This Agreement has been executed in Harris County, Texas.  THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY ITS TERMS AND BY THE LOCAL, INTERNAL LAWS OF THE STATE OF TEXAS.  The parties hereto stipulate and agree that the courts of the State of Texas shall have in personam jurisdiction for any claim, lawsuit, or proceeding regarding this Agreement, and that mandatory venue for any such claim, lawsuit, or proceeding shall be in any state or federal court having competent jurisdiction located in Harris County, Texas.  Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement.  Accordingly, the parties hereto agree that the rule of contract construction that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

6.10
Severability.  If any term, provision, agreements, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants, and restrictions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

6.11
Costs, Expenses, and Fees.  Each party hereto agrees hereby to pay all costs, expenses, and fees incurred by it in connection with the transactions contemplated hereby, including, without limitation, all attorneys' and accountants' fees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Bluegate Corporation

By: /s/ Charles E. Leibold
       Charles E. Leibold
       Chief Financial Officer
November 7, 2009
cleibold@bluegate.com

Sperco, LLC

By:  /s/ Stephen J. Sperco
Stephen J. Sperco
President
November 7, 2009
ssperco@sperco.com

Schedule 1.1.1 - Lists Of Machinery, Equipment And Other Tangible Personal Property
Minolta Di550 Copier, Desktop Computers (Machine, software, peripherals, etc.), Laser Printers (B&W & Color), Servers, Network Switches, Routers, Firewalls, etc., Laptop Computers (Machine, software, peripherals, etc.), Telephone System(s), Tape Back-up & RAID systems, Cooling Equipment, CoLo related equipment, Fax Machine(s), Kitchen Appliances, Furniture, Postage Meter, Specialty Software, and other operations related items to be finalized by the Completion Date in the reconciliation process.

Schedule 1.1.2 – Inventories, Supplies, Materials, Tools, etc.
Computers, software, switches, routers, firewalls, peripherals, etc. – To be finalized by the Completion Date in the reconciliation process.

Schedule 1.1.3 – Contracts/Agreements Transferred from Seller
Vendor Agreements – To be finalized by the Completion Date in the reconciliation process
Client Agreements – To be finalized by the Completion Date in the reconciliation process.

Schedule 1.1.4 – Accounts Receivable Owed to MGN Operation going to Purchaser
To be finalized by the Completion Date in the reconciliation process.

Schedule 1.1.5 – Computer Programs and Software
Barracuda (including Server) and Trend Micro (including Server).

Schedule 1.1.6 – Lists Of Telephone And Fax Numbers, Internet Matters, And Mailboxes
1.	Telephony
a.	Phone: 713-686-1100
b.	Fax: 713-682-7402
c.	DID Block: 713-683-1300-1399
2.	Web Addresses
a.	www.bluegate.com
b.	www.bluegate.net
c.	www.bluegate.
3.	Email Accounts
a.	All email address associated with the above Web addresses.
4.	ARIN Block of Numbers

Schedule 1.1.7 – Licenses and Permits
Included in other Schedules to this Agreement.

Schedule 1.1.9 – Intellectual Properties
➢	Registered Mark for: “Medical Grade Network”
➢	All Medical Grade Network (“MGN”) Operations related documentation, processes, methodologies, and historical information in written and electronic form.
➢	Business name of: “Bluegate”

Schedule 1.2 – Excluded Assets
1)	All rights and claims of Seller under any of the Seller’s insurance policies;
2)	All assets of any of Seller’s employee benefit plans;
3)	All outstanding receivables dated prior to the Effective Date;
4)
All claims, rights and interest in and to any prepayment or refunds of federal, provincial, state or local franchise, income or other taxes or fees of any nature whatsoever which relate solely to the period up to and including the date of this Agreement; and

5)	All of Seller’s minute books and other books and records relating to internal corporate matters, and all other books and records not related to the business conducted with the Assets.

Schedule 1.4 – List of Assumed Liabilities
To be finalized by the Completion Date in the reconciliation process.

Schedule 4.3.4 –Schedule for Purchaser Contracting Services from Seller
For provision of the personnel, facilities, tools, and resources necessary for the Seller to support both the MGN and HIMS operations for the Purchaser commencing on the Effective Date through the Completion Date:
Service Period	Amount	Payment Due Date
November 8 – 30, 2009	$ 75,000	November 30, 2009
December 2009	$ 94,000	December 31, 2009
Total	$169,000	*

*
This amount to be adjusted to reflect any reduction in resources for the MGN or HIMS work force and the actual amount paid will be predicated upon the reconciliation of accounts outlined in the Agreement.